FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2013 Third Quarter Earnings

Austin, Texas, November 7, 2013 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today third quarter 2013 consolidated net earnings of $24.8 million, or $7.00 per diluted Class A common share, compared with consolidated net earnings of $24.3 million, or $6.88 per diluted Class A common share, for the third quarter of 2012. For the nine months ended September 30, 2013, the Company reported consolidated net earnings of $68.4 million, or $19.32 per diluted Class A common share, compared with $67.3 million, or $19.04 per diluted Class A common share, a year ago. The Company's book value per share as of September 30, 2013 increased to $391.18 from $385.22 at June 30, 2013.

The Company reported earnings from operations, excluding net realized gains on investments, of $22.6 million for the quarter ended September 30, 2013, or $6.40 per diluted Class A common share, compared to $21.1 million, or $5.97 per diluted Class A common share, in the same period for 2012. Mr. Moody indicated while the Company's total business was performing in line with expectations, the variable nature of reported death claims causes short-term earnings results to fluctuate. "Overall, the mortality experience of our life insurance block of business is performing in line with our pricing assumptions. However, given the inherent variability of claim experience, our most recent quarterly results were impacted by a higher volume of reported death claims than we typically experience in a quarter," Mr. Moody observed. The Company's claim benefit expense was $10.7 million in the third quarter of 2013 compared to $6.3 million in the third quarter of 2012. Mr. Moody added, "The other key metrics of our business --- investment results, expense levels, policy persistency rates --- were consistent with our targets and formed a solid base for profitability."

Total revenues increased to $602.1 million for the nine months ended September 30, 2013, compared to $515.3 million reported in the comparable period of 2012, largely due to higher market valuations of index options the Company purchases to support its fixed-index policy obligations. Mr. Moody noted that the Company's portfolio of products which incorporate an equity indexing feature for crediting interest on policies has grown significantly. "In the first nine months of this year, approximately 90% of our annuity sales were generated by products containing an equity indexing mechanism while over 80% of our life insurance sales were from equity-index products. Our expertise with these non-traditional types of products has fueled our life insurance growth as evidenced by the 28% increase in sales over the first three quarters of this year," Mr. Moody stated.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 277 employees and 20,880 contracted independent agents, brokers, and consultants, and at September 30, 2013, maintained total assets of $10.7 billion, stockholders' equity of $1.4 billion, and life insurance in force of $22.0 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Revenues, excluding investment and index option gains	149,292	153,676	468,145	464,816
Realized and unrealized gains on index options	35,615	32,369	126,739	42,328
Realized gains on investments	3,285	4,940	7,199	8,112
Total revenues	188,192	190,985	602,083	515,256

Earnings:
Earnings from operations	22,646	21,111	63,725	62,036
Net realized gains on investments	2,136	3,211	4,680	5,273
Net earnings	24,782	24,322	68,405	67,309

Net earnings attributable to Class A shares	24,081	23,634	66,470	65,405

Basic Earnings Per Class A Share:
Earnings from operations	6.41	5.97	18.03	17.55
Net realized gains on investments	0.60	0.91	1.32	1.49
Net earnings	7.01	6.88	19.35	19.04

Basic Weighted Average Class A Shares	3,435	3,435	3,435	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	6.40	5.97	18.00	17.55
Net realized gains on investments	0.60	0.91	1.32	1.49
Net earnings	7.00	6.88	19.32	19.04

Diluted Weighted Average Class A Shares	3,439	3,435	3,440	3,435

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com